Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 (Registration No. 333-152514) of our report dated March 23, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for non-controlling interests (Note 1) and for unvested restricted stock in the calculation of earnings per share (Note 14), as to which the date is June 18, 2009. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Philadelphia, PA September 9, 2009